                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid: $125.00

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

[LOGO OF JOSTENS]


               ROBERT P. JENSEN
               Chairman
               (612) 830-3300

               Corporate Offices
               5501 Norman Center Drive
               Minneapolis, MN 55437

                                                              September 21, 1995

Dear Shareholder:

  You are cordially invited to join us at the 1995 Annual Meeting of your company, which will be held at 10 a.m., Thursday, October 26, 1995, in the Auditorium of the company's headquarters at 5501 Norman Center Drive, Minneapolis, Minnesota. The formal notice of the meeting and proxy statement appear on the following pages.

  At the meeting, shareholders will elect two individuals to serve as directors for terms of three years, one individual to serve as a director for a term of one year and consider the Board's proposal that shareholders ratify the appointment of Ernst & Young as the company's independent accountants for the 1996 fiscal year.

  Directors and officers will be present before and after the meeting to talk with shareholders. During the meeting there will be an opportunity for shareholder questions regarding the affairs of the company and for discussion of the business to be considered at the meeting.

  We hope you will be able to attend and participate in the meeting. However, whether or not you intend to attend the meeting in person, you can be assured that your shares will be represented at the meeting by completing and returning the enclosed proxy card in the envelope provided as soon as possible. Remember, your vote is important!

                                          Cordially,

                                          /S/ R.P. Jensen
                                          Robert P. Jensen
                                          Chairman of the Board

                               [LOGO OF JOSTENS]

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 26, 1995

                             ---------------------

To Our Shareholders:

  The Annual Meeting of the Shareholders of Jostens, Inc., will be held at the executive offices of the company, 5501 Norman Center Drive, Minneapolis, Minnesota, Thursday, October 26, 1995, at 10 a.m., local time, for the following purposes, as described in more detail in the accompanying Proxy Statement.

  1. To elect three directors, two to serve three-year terms ending in 1998 and one to serve a one-year term ending in 1996.

  2. To ratify the appointment of Ernst & Young to act as independent auditors of the company for the fiscal year ending June 30, 1996.

  3. To transact such other business that may be properly considered at the meeting or any adjournment thereof.

  Shareholders of record at the close of business on September 6, 1995, are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting.

                                          ON BEHALF OF THE BOARD OF DIRECTORS

                                          /S/ Orville E. Fisher, Jr.
                                          Orville E. Fisher Jr., Secretary

September 21, 1995

                  PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD
             AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                               [LOGO OF JOSTENS]

                             ---------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 26, 1995

                             ---------------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished to the shareholders of Jostens, Inc. in connection with the solicitation by the Board of Directors of the company of proxies for use at the Annual Meeting of Shareholders to be held Thursday, October 26, 1995, at 10 a.m. local time, and at all adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

  A proxy may be revoked by the person giving it at any time before it is used at the Annual Meeting. A proxy may be revoked by filing a revoking instrument with the secretary of the company, by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  Any proxy received pursuant to this solicitation will be voted at the Annual Meeting as specified by the shareholder. A proxy signed by the shareholder that lacks any such specification will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders and in favor of the election of the nominees for director listed in this Proxy Statement. A proxy in which authority is withheld for the election of a nominee for director or voted as abstaining on any of the other proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and will be counted as votes against that matter. Shares represented by a proxy card, including any broker non-votes on a matter, will be treated as shares not entitled to vote on that matter and will not be counted in determining whether that matter has been approved.

  The cost of solicitation will be borne by the company. Proxies will be solicited primarily by mail. Morrow & Co., Inc., New York, N.Y. has been retained to assist in the distribution of proxies at an estimated fee of $5,500 plus expenses. Directors, officers and employees of the company may solicit proxies in person, by telephone, by telegram or by facsimile. The company may reimburse brokerage firms and others for expenses incurred in forwarding proxy materials to the beneficial owners of the company's common stock.

  This Proxy Statement and the enclosed form of proxy are first being mailed to Jostens shareholders on September 21, 1995.

                               OUTSTANDING SHARES

  Only shareholders of record at the close of business September 6, 1995, are entitled to vote at the Annual Meeting. On September 6, 1995, the company had 45,571,855 outstanding shares of common stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Holders of shares of common stock are not entitled to cumulative voting rights. Representation in person or by proxy of a majority of the shares outstanding is required to constitute a quorum.

  The following table sets forth certain information concerning persons known to the company to be the beneficial owner of more than five percent of the company's common stock.

                                           NUMBER OF SHARES
              NAME AND ADDRESS            BENEFICIALLY OWNED   PERCENT OF CLASS
              ----------------            ------------------   ----------------
      The Capital Group Companies, Inc.     5,421,250(/1/)          11.9%
      333 South Hope Street
      Los Angeles, CA 90071
      FMR Corporation                       3,403,506(/2/)           7.5%
      82 Devonshire Street
      Boston, MA 02109
      State Farm Mutual Automobile          2,781,126(/3/)           6.1%
      Insurance Company
      One State Farm Plaza
      Bloomington, IL 61710

---------------------
(1) According to the Form 13G filed as of December 31, 1994, this entity had sole dispositive power over all of the shares set forth above opposite its name. Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group Companies, Inc., exercised as of December 31, 1994, investment discretion with respect to 3,221,250 and 2,200,000 shares, respectively, or a combined total of 11.9% of the outstanding stock, which was owned by various institutional investors.
(2) According to the Form 13G filed as of June 30, 1995, this entity had sole voting or dispositive power over all of the shares set forth above opposite its name.
(3) According to the Form 13G filed as of December 31, 1994, this entity had sole voting or dispositive power over all of the shares set forth above opposite its name.

                             ELECTION OF DIRECTORS

NOMINATION

  The company's Articles of Incorporation currently provide that the Board of Directors shall consist of not less than five nor more than 15 members, which number shall be fixed from time to time by resolution of the Board and shall be divided into three classes of as nearly equal size as possible. The standard term of each class is three years and the term of one class expires each year in rotation. The company has established a retirement age for directors of 70 years old. The Board presently consists of six members. At the Annual Meeting, the terms of two current directors will expire.

  The Board has determined that there will be seven directors of the company for the ensuing year or until such time as the number of directors may be changed by the Board. The Board of Directors has designated Robert C. Buhrmaster and Jack W. Eugster as nominees for election to three-year terms ending in 1998 or until their successors are duly elected and qualified. In accordance with the retirement policy for directors, the Board has nominated Robert P. Jensen to serve as a director for a one-year term ending in 1996. Messrs. Buhrmaster and Jensen are currently directors of the company. The Board has no reason to believe that any nominee will be unable to serve if elected. If, prior to the Annual Meeting, the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that would have been voted for such nominee will be voted for a substitute nominee as selected by the Board.

  Jack W. Eugster is Chairman, President and Chief Executive Officer of The Musicland Group, Inc. He has been with The Musicland Group, Inc. since June 1980. He is also a director of Damark, Inc., Donaldson Co. Inc., Midwest Resources Company, and ShopKo Stores.

  The following information has been furnished to the company by the respective directors and nominees. Except as otherwise stated, each of the directors and nominees has held his or her present occupation for the past five years. Set forth below each individual's name is the year during which such director's term expires.

                                                                        DIRECTOR
               PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS         AGE  SINCE
               --------------------------------------------         --- --------
[PHOTO]     Lilyan H. Affinito, until 1991, served as Vice             64 1987
            Chairman of the Board of Maxxam Group, Inc., a
            forest products, real estate management and
            development and integrated aluminum production
            company. She previously served as President and
            Chief Operations Officer of Maxxam Group. She is a
            director of Kmart Corporation; Caterpillar, Inc.;
            Chrysler Corporation; New York Telephone Company;
            New England Telephone Company; Tambrands, Inc.; and
            Lillian Vernon Corp.

Lilyan H. Affinito
      (1996)

[PHOTO]     William A. Andres, prior to his retirement in 1985,        69 1985
            served as Chairman of the Board and Chief Executive
            Officer of the Dayton Hudson Corporation, a diversified
            national retail company. He is a director of
            International Multifoods; Lowe's Companies, Inc.; Scott
            Paper Company; The St. Paul Companies; and Hannaford
            Bros. Co.

William A. Andres
      (1997)

[PHOTO]     Robert C. Buhrmaster is the President and Chief            48 1993
            Executive Officer of the company. Mr. Buhrmaster joined
            Jostens in December 1992 as Executive Vice President and
            Chief Staff Officer. He was named President and Chief
            Operating Officer in June 1993 and was named to his
            current position in March 1994. Prior to joining the
            company, Mr. Buhrmaster was with Corning, Inc. for 18
            years, most recently as Senior Vice President of
            Strategy and Business Development. He is a director of
            Marietta Corporation.

Robert C. Buhrmaster
    (nominee)

[PHOTO]     Jack W. Eugster is Chairman, President and Chief          49  --
            Executive Officer of The Musicland Group, Inc. He has
            been with The Musicland Group, Inc. since June 1980. He
            is also a director of Damark, Inc., Donaldson Co. Inc.,
            Midwest Resources Company, and ShopKo Stores.

 Jack W. Eugster
    (nominee)

[PHOTO]     Mannie L. Jackson is Chairman of Harlem Globetrotters,    56 1994
            Inc. Until December 1, 1994, he was Senior Vice
            President-Corporate Marketing and Administration of
            Honeywell Inc., a manufacturer of control systems. He
            was with Honeywell since 1968, serving in a variety of
            executive capacities. He is a director of Stanley
            Products; Ashland Oil Corporation; and Martech Controls
            South Africa.

Mannie L. Jackson
      (1997)

[PHOTO]     Robert P. Jensen is a private investor. He previously     69 1980
            served as Chairman and Chief Executive Officer of G.K.
            Technologies, Inc.; Tiger International, Inc.; and E.F.
            Hutton LBO, Inc. He is a trustee of the Aerospace
            Corporation.

 Robert P. Jensen
    (nominee)

[PHOTO]     John W. Stodder is Vice Chairman of the Board of          72 1974
            Jostens and is an Independent Corporate Finance              1959-
            Consultant. He is a director of Talley Industries,           1969
            Inc.; Stevens International, Inc. and TransLeasing
            International, Inc.

 John W. Stodder
      (1996)

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  Committees. The business and affairs of the company are managed under the direction of the Board of Directors, which met 10 times during the fiscal year ended June 30, 1995. The Board maintains an Audit Committee, an Executive Committee and a Compensation Committee. The Board does not maintain a nominating committee, but instead the Board as a whole determines the nominees for director based on a slate recommended by the Executive Committee. The Board will consider nominees recommended by shareholders. During fiscal year 1995, no director attended fewer than 85 percent of the aggregate number of meetings of the Board or the committees of which such director is a member.

  The Audit Committee presently consists exclusively of all Board members who are not present or past employees of the company or any of its subsidiaries. The committee, along with other duties, reviews the company's financial and accounting practices and procedures, the scope and results of the annual audit performed by the company's independent auditors and the professional services provided by such auditors. The Audit Committee met six times during fiscal year 1995.

  The Compensation Committee presently consists of directors Andres, Stodder and Affinito. The committee, along with other duties, reviews, evaluates and approves the various levels and forms of compensation for key management and officers of the company. In addition, the committee administers the company's stock option plans. The Compensation Committee met five times during fiscal year 1995.

  The Executive Committee presently consists of all Board members. The committee charter permits it to exercise most of the powers of the Board of Directors during intervals between regular meetings of the full Board. The Executive Committee met one time during fiscal year 1995.

  The Board established a special committee consisting of directors Jensen and Buhrmaster to review, evaluate and approve the terms and conditions of relating to the sale of Jostens Learning Corporation. This special committee met five times during fiscal year 1995.

  Directors' Fees. An annual retainer of $22,000 is paid to those members of the Board of Directors who are not present or past employees of the company. Pursuant to the company's 1992 Stock Incentive Plan, each non-employee director automatically is granted, as of the date of each annual meeting of shareholders, a non-qualified option to purchase 1,000 shares of the company's common stock at the then-current market value. In addition, non-employee directors receive $1,000 for each Board or Committee meeting attended and $500 for each telephone meeting. The Chair of each Board committee is entitled to an additional $2,000 per year.

  Under the company's Directors Deferred Compensation Plan, a non-employee director may elect to receive his or her fees currently in the form of either cash or company stock or to defer such fees in an interest-bearing account and/or a company share equivalent account. The interest-bearing account accrues interest at a rate equivalent to the seven-year U.S. Treasury Note rate plus one percentage point. Deferred compensation in the share equivalent account is treated as though it were invested in company stock with such account credited for dividend equivalents and adjusted to reflect share ownership changes resulting from events such as a stock split or recapitalization. Participants will have no voting rights with respect to the share equivalent account until shares are distributed. Upon termination of service as a director, a participant may elect to receive the balance in his or her account (in the form of cash or shares, as the case may be) either in a lump sum or in installments. Upon a change in control of the company, participants will receive the balance in their accounts in a lump sum.

  Each non-employee director who has served as a director for at least five years and is at least 55 years old, upon retirement from service as a director may elect to enter into a consulting agreement with the company. The retired director will be paid an annual fee equal to the then current annual retainer for active directors for providing consulting advice and services as requested by the company. The agreement normally extends no longer than the number of years the retired director served on the board and only so long as the retired director does not make a major investment in, become employed by or provide services of any kind to a competitor of the company.

  Director Jensen serves as Chairman of the Board of Directors and of the Executive Committee of the Board. Since these positions require Mr. Jensen to be the key interface between the Board of Directors and the company's management, the Board of Directors has entered into a consulting arrangement with Mr. Jensen to pay him an additional fee of $25,000 per month. For each of the fiscal years 1995, 1994 and 1993, respectively, Mr. Jensen received an aggregate cash compensation as follows: $326,000, $358,000, and $41,500. All compensation paid in fiscal year 1993 was received as part of the standard compensation for services as a Board member; the compensation for fiscal years 1994 and 1995 is attributable to Mr. Jensen's service as Chairman. In addition, pursuant to the company's stock option plans (as part of the standard compensation for all non-employee directors), Mr. Jensen has received a grant on the date of the annual meeting of shareholders of an option to purchase 1,000 shares of the company's common stock, which vest at the rate of 25 percent per year and expire 10 years after the date of grant at the following exercise prices during fiscal years 1995, 1994 and 1993, respectively: $23.25, $19.00, and $27.25.

                     SHARES HELD BY DIRECTORS AND OFFICERS

                                              COMMON SHARES OWNED BENEFICIALLY
                                                     AS OF SEPTEMBER 6,
               NAME                                    1995(/1/)(/2/)
               ----                           --------------------------------
Lilyan H. Affinito(/3/)                                    14,204
William A. Andres(/3/)                                     13,294
Robert C. Buhrmaster                                       89,298
Jack W. Eugster                                             1,000
Orville E. Fisher Jr.                                     105,152
Mannie L. Jackson(/3/)                                      1,941
Robert P. Jensen                                            8,968
John L. Jones                                              43,203
Trudy A. Rautio                                            10,241
Charles W. Schmid                                          12,396
John W. Stodder(/4/)                                       14,560
All present directors and executive officers
 as a group (15 members)                                  363,701

---------------------
(1) Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such individual or group. All amounts shown reflect less than 1 percent of the outstanding shares.
(2) Includes the following number of shares which may be acquired by the named persons or group within 60 days upon the exercise of options: Ms. Affinito, 5,500 shares; Mr. Andres, 5,500 shares; Mr. Buhrmaster, 55,000 shares; Mr. Fisher, 85,628 shares; Mr. Jackson, 250 shares; Mr. Jensen, 5,500 shares;

   Mr. Jones, 33,125 shares; Ms. Rautio, 4,375 shares; Mr. Schmid, 5,000 shares; Mr. Stodder, 5,500 shares; and all directors and executive officers as a group, 236,128 shares. Also includes the following number of restricted shares held subject to forfeiture: Mr. Buhrmaster, 18,070 shares; Mr. Fisher, 5,356 shares; Mr. Jones, 5,356 shares; Ms. Rautio, 5,356 shares; and Mr. Schmid, 5,356 shares; and all directors and executive officers as a group, 54,150 shares.
(3) Includes the following number of shares held for the account of the named director participating in the Directors Deferred Compensation Plan: Ms. Affinito, 7,904 shares; Mr. Andres, 5,794 shares; and Mr. Jackson, 1,691 shares.
(4) Shares voting and investment power with his spouse with respect to these shares.

                      REPORT OF THE COMPENSATION COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

TO JOSTENS, INC. STOCKHOLDERS:

  The Compensation Committee of the Jostens Board of Directors has the responsibility to establish and carry out the executive compensation philosophy and programs of your company and to report to you the compensation decisions and actions taken during the past fiscal year. This report discusses the Committee's work in establishing executive compensation for the chief executive officer and executive officers of the company. Our report is organized as follows:

  1. Philosophy.
  2. Role of Our Committee.
  3. Objectives of Executive Compensation.
  4. Elements of the Executive Compensation Program.
  5. Fiscal Year 1995 Compensation Decisions Relating to the CEO.

PHILOSOPHY

  The Board of Directors has established a compensation philosophy and programs that support and reinforce growth in shareholder value. Jostens recognizes and rewards its employees for individual, team and overall company performance. Jostens provides a competitive total compensation program that delivers premium rewards for superior performance and below-competitive rewards for performance that fails to meet our standards. Beyond structuring base salary and benefits to be competitive in order to attract and retain well-qualified executives, our philosophy is to strongly tie compensation to company performance by placing a significant part of the executive officers' compensation at risk.

ROLE OF THE COMPENSATION COMMITTEE

  As the Jostens Compensation Committee, we have the responsibility to apply this philosophy to all aspects of the executive compensation program. Our Committee consists exclusively of outside independent Board members and is responsible for administering Jostens' executive compensation program. We have independent access to and use of outside executive compensation consultants on matters of plan design, administration and reviewing competitiveness.

OBJECTIVES OF EXECUTIVE COMPENSATION

  When applying Jostens' compensation philosophy to the executive officers of your company, we aim to:

  . Motivate sustained superior financial and stock return performance of the company.

  . Create a strong and direct link between company performance, increased shareholder value and compensation of the company's key executives.

  . Closely align the interests of management and shareholders by requiring stock ownership by the executive officers.

  . Recognize overall company performance and the value contributed by individuals to company performance.

  . Provide a total compensation program that is market competitive and will help ensure that the company continues to be managed by talented, results-oriented individuals.

  We directly link key executive officer compensation to your company's stock performance and achievement of other long and short term performance goals and objectives. Over 60 percent of an executive officer's targeted total compensation is "at risk." If company performance targets are not achieved, bonus and incentive awards are significantly reduced or not paid at all. If performance targets are met or surpassed, shareholder value should increase and executive officer performance-based compensation increases commensurate with the company's performance.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

  To achieve our executive compensation objectives, we structure compensation packages that recognize the executive's current performance while maintaining long-term orientation. The program we established consists of base salary, an annual bonus and long-term incentives in the form of stock options and restricted stock. While we establish the elements and targets for compensation, individual and corporate performance drive the actual compensation paid. Performance-based incentive compensation (all pay other than salary) comprises over 60 percent of the compensation opportunity and is tied to your company's short and long term earnings and stock performance. Unless both earnings and stock performance objectives are met, executive officers fail to earn their total compensation potential.

  We emphasize performance-based compensation to put executive officers in a similar position as you, the owners of the company, by putting significant compensation opportunities at risk. The company has a deposit share program that requires executives to invest in the company through their ownership of company common stock. Executive officers who are granted stock options must own shares of common stock equal to 10 percent of the number of shares underlying each grant of stock options they receive. Executive officers must hold the common stock they own for at least one year longer than the stock option vesting period. This requirement is ongoing and will apply to future stock option grants for executive officers. In fiscal year 1995, we expanded this program to apply to other Jostens managers who are eligible for annual stock option grants.

  We target TOTAL COMPENSATION for executive officers at levels that reflect total compensation offered by companies of similar size in general industry. The comparison companies we use to determine appropriate executive compensation levels are not the same companies included in the peer group performance graph in this Proxy Statement, because the peer group index includes companies with revenues greater than Jostens and companies with differing management challenges.

  We establish BASE SALARIES of executive officers that are competitive with the market median for similar positions in other companies of similar size in general industry. Increases to executive officer base salary depend primarily on individual performance and the executive officer's contribution and future growth potential as well as company performance and competitive market rates.

  We establish ANNUAL BONUS targets as a percentage of base salary and tie payouts to achievement of business objectives. Annual bonus awards are paid to operating officers for the achievement of total corporate and individual operating unit financial performance and key business initiatives. Annual bonus awards for staff officers are tied to achievement of total corporate financial performance and key strategic initiatives.

  LONG-TERM INCENTIVE COMPENSATION for executive officers consists of stock option grants and performance share unit grants payable in restricted stock that are market competitive. We approve all grants of stock options, restricted stock and performance share units. In fiscal year 1995, a new long-term incentive program, the Special Equity Performance Program (SEPP), was introduced to replace the former Long Term Performance Award Plan (LTPAP). Current executives who were eligible for payment under LTPAP waived their participation rights as a condition for inclusion in the new SEPP. The SEPP directly links long-term executive incentive compensation to the company's long range financial goals for fiscal years 1995, 1996 and 1997. The plan was designed to focus executive attention on achieving and exceeding the company's historical earnings level.

  There are two elements to the new program. The stock options granted under SEPP are in place of grants that would have been made over the three-year period that includes fiscal years 1995, 1996 and 1997. The terms of all company stock option plans require that the exercise price of stock options be at least the fair market value on the date of grant. The performance shares also represent a three-year long-term incentive opportunity and are earned based on the company's earnings performance over the same 1995-1997 period. Annual earnings goals have been established as the basis for earning the performance share units. Once earned, the performance share units are converted to restricted stock subject to an additional two-year vesting requirement. These shares of restricted stock, once earned, may be included in stock ownership for the deposit share program.

FISCAL YEAR 1995 COMPENSATION DECISIONS RELATING TO THE CEO

  The company achieved the financial performance targets we established for fiscal year 1995, and performed above target in a number of business units. The decisions we made regarding each compensation element for your company's executive officers are in line with the company's performance results.

 CEO Evaluation:

  Chief Executive Officer Robert C. Buhrmaster's fiscal year 1995 performance was reviewed by the independent Directors as established in the CEO Evaluation Process adopted by the Board of Directors in 1995. The independent Directors of the Board completed a formal evaluation of the CEO's fiscal year 1995 performance.

  Based on Mr. Buhrmaster's achievement of fiscal year 1995 performance goals, we set his base salary at $500,000 per year, effective September 1, 1995. This new salary is market-competitive for CEOs of similar sized companies in general industry. The Board also approved a 1995 bonus of $237,500 to Mr. Buhrmaster for achieving the company's fiscal year 1995 earnings goal and key business objectives. This bonus is 50 percent of Mr. Buhrmaster's base salary as of June 30, 1995.

  As a participant in SEPP in fiscal year 1995, Mr. Buhrmaster was granted 72,000 performance shares and options to purchase 216,000 shares of company common stock. The number of shares for these grants was based on the market competitive information for long term incentive compensation of CEO's in similar sized companies. As a result of fiscal year 1995 performance, Mr. Buhrmaster earned 16,070 shares of restricted stock (included in the performance share grants noted above), which represents 100.4 percent of the target number of performance share units that he could have earned for fiscal year 1995.

  While the Compensation Committee does not anticipate that compensation paid by the company to any executive officer of the company during the current year or in the near-term fiscal year will exceed $1 million, it is the intent of the Committee to evaluate the company's compensation plans and programs on an ongoing basis in view of the Internal Revenue Code of 1986 as amended in
Section 162(m) limitations. This legislation and proposed regulations limit the ability of a publicly held corporation to deduct annual compensation in excess of $1 million paid to certain highly compensated executive officers, unless such compensation is contingent on the attainment of pre-established performance goals based on business criteria and a maximum compensation amount disclosed to and approved by the stockholders. The Committee presently is not amending its compensation plans or programs.

SUMMARY

  We believe it is essential to attract and retain well-qualified, highly motivated executives who are committed to successfully managing your company. The quality and motivation of the Jostens executive leadership team are two of the most crucial factors impacting the company's long-term success. We believe that recognizing and rewarding individual and group achievement related to your company's performance is very important in reinforcing our beliefs AND in advancing the long-term interests of you, the shareholder. We also believe that the executive compensation actions we have taken are consistent with our philosophy and objectives for the executive compensation program. As we move forward, we will continue to link company performance to executive rewards and to emphasize stock ownership as key components of the Jostens executive compensation program.

                                                RESPECTFULLY SUBMITTED,

                                                Members of the Compensation
                                                Committee:

                                                William A. Andres, Chair
                                                Lilyan H. Affinito
                                                John W. Stodder

                             EXECUTIVE COMPENSATION

  The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the company and the four most highly compensated executive officers of the company in fiscal year 1995.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                               -------------------------------------------- ----------------------------------
                                                                                                    LONG-TERM
                                                              OTHER ANNUAL  SECURITIES  RESTRICTED  INCENTIVE  ALL OTHER
        NAME AND                                                COMPENSA-   UNDERLYING    STOCK       PLAN     COMPENSA-
   PRINCIPAL POSITION     YEAR SALARY(/1/) ($) BONUS(/2/) ($) TION(/3/) ($) OPTIONS (#) AWARDS ($) PAYOUTS ($) TION ($)
   ------------------     ---- --------------- -------------- ------------- ----------- ---------- ----------- ---------
Robert C. Buhrmaster,     1995     470,833        237,500        80,104       216,000    341,488        0          0
President and Chief       1994     363,726        100,000        25,109       150,000       0           0          0
Executive Officer(/4/)    1993     166,250         64,125         6,281        35,000    110,000        0          0
Charles W. Schmid,        1995     254,340        114,844        16,653        72,000    113,815        0          0
Executive Vice President  1994      58,814          8,750         2,700        20,000       0           0          0
and General Manager(/5/)  1993       N/A            N/A            N/A          N/A        N/A         N/A        N/A
John L. Jones,            1995     227,474        101,787        25,570        72,000    113,815        0          0
Senior Vice               1994     217,897         30,819        17,962        15,500       0           0          0
President--Human          1993     205,583         21,705        20,450        26,000       0           0        1,196
Resources
Orville E. Fisher Jr.,    1995     220,696        100,107        20,261        72,000    113,815        0       11,196
Senior Vice President,    1994     209,057         37,077        14,855        19,500       0           0       11,196
General Counsel and       1993     204,867         20,670        17,890        13,000       0           0       12,871
Secretary(/6/)
Trudy A. Rautio, Senior   1995     189,708         90,000        10,826        72,000    113,815        0          0
Vice President and Chief  1994     161,545         49,500        11,554        10,000       0           0          0
Financial Officer(/7/)    1993      12,750         50,000           0            0          0           0          0

---------------------
(1) In accordance with company practice for certain managers in fiscal year 1993, some executive officers chose to receive annual salary increases in a lump sum rather than spread over the year.
(2) Includes bonuses paid in August of each year for the prior fiscal year.
(3) Includes the amounts indicated after each officers' name for the following items (a) automobile, (b) financial planning, and (c) club dues for fiscal year 1995: Mr. Buhrmaster: $10,777, $10,000 and $56,401; Mr. Schmid:
    $10,881, $0 and $5,606; Mr. Jones: $10,075, $7,500 and $5,287; Mr. Fisher:
    $11,348, $1,365 and $4,243; and Ms. Rautio: $8,075, $787 and $1,442; for
    fiscal year 1994: Mr. Buhrmaster: $11,100, $10,000 and $0; Mr. Schmid: $0, $0 and $0; Mr. Jones: $8,908, $0 and $7,616; Mr. Fisher: $7,750, $850 and
    $4,676; and Ms. Rautio: $8,369, $2,575 and $0; and for fiscal year 1993:
    Mr. Buhrmaster: $4,200, $0 and $0; Mr. Schmid: $0, $2,700 and $0; Mr.
    Jones: $7,750, $0 and $7,800; Mr. Fisher: $7,750, $2,700 and $4,327; and
    Ms. Rautio: $0, $0 and $0.

(4) Mr. Buhrmaster was appointed Chief Executive Officer on March 10, 1994. He joined the company in December 1992 and was named President and Chief Operating Officer in June 1993.
(5) Mr. Schmid joined the company in April 1994.
(6) All Other Compensation includes life insurance premiums on the life of Mr. Fisher paid by the company in the fiscal year indicated for the Executive Supplemental Retirement Plan. The Executive Supplemental Retirement Plan was established in 1986 and is funded through a life insurance policy purchased on each individual. The insurance proceeds are assigned to the company to reimburse it for the cost of the premiums paid. There is no substantial net cost to the company for this plan.
(7) Ms. Rautio joined the company in June 1993.

                       OPTION GRANTS IN FISCAL YEAR 1995

                                                                          POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                               ANNUAL RATES OF STOCK PRICE
                                  INDIVIDUAL GRANTS                         APPRECIATION FOR OPTION TERM(/1/)
                         ------------------------------------            ------------------------------------------------
                         NUMBER OF
                         SECURITIES  PERCENT OF
                         UNDERLYING TOTAL OPTIONS
                          OPTIONS    GRANTED TO   EXERCISE OR
                          GRANTED   EMPLOYEES IN  BASE PRICE  EXPIRATION           5%                  10%
          NAME              (#)      FISCAL YEAR   ($/SHARE)  DATE(/2/)  0%  ($29.626/SHARE)     ($47.175/SHARE)
          ----           ---------- ------------- ----------- ---------- --- ---------------     ---------------
Robert C. Buhrmaster....  216,000       23.2        18.188      9/27/05    0  $  2,470,608       $    6,261,192
Charles W. Schmid.......   72,000        7.7        18.188      9/27/05    0       823,536            2,087,064
John L. Jones...........   72,000        7.7        18.188      9/27/05    0       823,536            2,087,064
Orville E. Fisher Jr....   72,000        7.7        18.188      9/27/05    0       823,536            2,087,064
Trudy Rautio............   30,240        3.2        18.188      9/27/05    0       345,885              876,567
                           41,760        4.5        17.188     10/27/05    0       451,383(/3/)       1,143,932(/3/)
All Shareholders(/4/)...    N/A          N/A          N/A        N/A       0   521,250,877        1,320,991,360

---------------------
(1) The "potential realizable value" shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full 10 years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of fiscal year 1995 granted options. For all shareholders, the gain is calculated from the closing price of the common stock on September 27, 1994, based on the number of outstanding shares of common stock on that date. Potential realizable value is listed for illustration only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of company stock or of the stock price.
(2) These options were granted under the Special Equity Performance Plan discussed below under the caption "Long-Term Incentive Plan Awards." The options become exercisable on a cumulative basis as follows: 17 percent on September 27, 1997; 33 percent on September 27, 1998; and 50 percent on September 27, 1999, so long as employment with the company or any of its subsidiaries continues. To the extent not already exercisable, the options generally become exercisable upon the change in control of the company. A change of control as defined in the 1992 Stock Incentive Plan occurs upon the sale of substantially all of the assets of the company or other change of control event would be required to be disclosed under federal securities laws. The exercise price may be paid in cash, in shares of stock or pursuant to a cashless exercise procedure under which the optionee instructs a brokerage firm to sell the purchased shares and remit to the company out of the proceeds an amount equal to the exercise price plus all applicable withholding taxes.
(3) Terminal value of one share at an assumed appreciation rate of 5 percent and 10 percent annually is $27.997 and $44.581, respectively.
(4) Shown for comparative purposes only. The amounts indicate the increase in the value of the company stock if the stock price appreciates at the rates assumed in the table.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                     AND FISCAL YEAR-END 1995 OPTION VALUES

                                             NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                          SHARES            OPTIONS AT FISCAL YEAR     THE-MONEY OPTIONS AT
                         ACQUIRED                     END              FISCAL YEAR END(/1/)
                            ON     VALUE   ------------------------- -------------------------
          NAME           EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------- -------- ----------- ------------- ----------- -------------
Robert C. Buhrmaster....     0        0      55,000       346,000     $131,125    $1,054,767
Charles W. Schmid.......     0        0       5,000        87,000       23,450       290,814
John L. Jones...........     0        0      26,625        99,875       13,059       259,640
Orville E. Fisher Jr....     0        0      82,378        96,375      185,753       269,750
Trudy A. Rautio.........     0        0       2,500        79,500        4,216       274,871

--------------------
(1) Based on a closing price of $21.25 on June 30, 1995.

              LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1995

  The following table provides information concerning awards made during the last fiscal year to the individuals named in the Summary Compensation Table under the company's Special Equity Performance Plan. The plan provides that one-third of the shares will be awarded (as restricted stock subject to forfeiture for an additional two years after the performance period, based on continued employment) upon the attainment of corporate earnings goals for each fiscal year covered by the three-year plan. The number of shares of restricted stock is reduced from the target listed below for earnings between 90 and 100 percent of target. If the company does not achieve 90 percent of the targeted earnings in a fiscal year, no restricted stock award will be made. If the company achieves earnings in excess of the target, the number of shares of restricted stock earned will be increased up to the maximum listed below. Any restricted stock awarded under the plan will be reported in the Summary Compensation Table in the year awarded. The executive officers will be entitled to dividends paid on and to vote the shares of restricted stock. The amounts shown in the table are for illustration only and should not be construed as payouts for the executives listed. In the event an executive officer's employment is terminated for any reason before a performance target is achieved, the executive officer will not receive any further restricted stock under the Special Equity Performance Plan.

  As part of the adoption of the three-year Special Equity Performance Plan, certain officers, including the officers named in the Summary Compensation Table, were granted stock options for the entire three-year period. In addition, all current officers waived any rights they had under the previous long-term Performance Award Plan as a condition to participate in the Special Equity Performance Plan.

                          NUMBER OF              THRESHOLD  TARGET
                         PERFORMANCE PERFORMANCE NUMBER OF  NUMBER   MAXIMUM NUMBER
       NAME              SHARE UNITS   PERIOD     SHARES   OF SHARES OF SHARES(/1/)
       ----              ----------- ----------- --------- --------- --------------
Robert C. Buhrmaster....    48000       1995       8000      16000       17600
                                        1996       8000      16000       17600
                                        1997       8000      16000       16000
Charles W. Schmid.......    16000       1995       2667       5333        5867
                                        1996       2667       5333        5867
                                        1997       2667       5334        5334
John L. Jones...........    16000       1995       2667       5333        5867
                                        1996       2667       5333        5867
                                        1997       2667       5334        5334
Orville E. Fisher Jr....    16000       1995       2667       5333        5867
                                        1996       2667       5333        5867
                                        1997       2667       5334        5334
Trudy A. Rautio.........    16000       1995       2667       5333        5867
                                        1996       2667       5333        5867
                                        1997       2667       5334        5334

---------------------
(1) Maximum cumulative number of restricted shares received is limited to the total number performance share units initially granted.

                            JOSTENS RETIREMENT PLANS

  The company maintains a non-contributory pension plan, Pension Plan "D" (Plan
D), that provides benefits for substantially all salaried employees (not including employees of Jostens Learning Corporation). Retirement income benefits are based upon a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years), and the Social Security covered compensation table in effect at termination.

  The company also maintains an unfunded supplemental retirement plan that gives additional credit under Plan D for years of service as a company sales representative to those salespersons who were hired as employees of the company prior to October 1, 1991. In addition, benefits specified in Plan D may exceed the level of benefits that may be paid from a tax qualified plan under the Internal Revenue Code of 1986, as amended. The benefits up to IRS limits are paid from Plan D and benefits in excess, to the extent they could have been earned in Plan D, are paid from the unfunded supplemental plan.

  The following table illustrates a reasonable estimate of the annual benefits under Pension Plan D and the supplemental plan payable to employees, including officers, under these plans. The table does not take into account transition rule provisions of the plan for employees who were participants on June 30, 1988.

                               PROJECTED ANNUAL BENEFIT AT
                              NORMAL RETIREMENT AT AGE 65(1)
                 -----------------------------------------------------------------------
FINAL ANNUAL                YEARS OF SERVICE AT RETIREMENT(2)
  AVERAGE        -----------------------------------------------------------------------
COMPENSATION        15             20             25             30             35
------------     --------       --------       --------       --------       --------
$150,000         $ 28,600       $ 38,200       $ 47,700       $ 57,200       $ 66,800
 200,000           39,900         53,200         66,400         79,700         93,000
 300,000           62,400         83,200        103,900        124,700        145,500
 400,000           84,900        113,200        141,400        169,700        198,000
 500,000          107,400        143,200        178,900        214,700        250,500
 600,000          129,900        173,200        216,400        259,700        303,000
 700,000          152,400        203,200        253,900        304,700        355,500
 800,000          174,900        233,200        291,400        349,700        408,000
 900,000          197,400        263,200        328,900        394,700        460,500
 950,000          208,600        278,200        347,700        417,200        486,800

---------------------
(1) The projected benefits shown in the table are payable in the form of a monthly benefit for life upon retirement at age 65.
(2) The following individuals named in the Summary Compensation Table have the respective number of years of service under Plan D: Mr. Buhrmaster, 3 years; Mr. Schmid, 1 year; Mr. Jones, 4 years; Mr. Fisher, 20 years; and Ms. Rautio, 2 years.

  The company also maintains a non-contributory supplemental pension plan for corporate vice presidents. Under the plan, vice presidents who retire after age 55 with at least seven years of service as a corporate vice president are eligible for a benefit equal to 1 percent of final salary for each year of service, up to a maximum of 30 percent. Only service after age 30 is recognized in the plan. The calculation of benefits is frozen at the levels reached at age
60. For purposes of this plan, Mr. Jones will be eligible to receive benefits under this plan if he has five years of service at age 60, but the maximum benefit he may receive is limited to 5 percent of his salary at age 60. Mr. Schmid will be eligible for benefits under this plan if he has at least five years of service at retirement. Mr. Fisher also eligible for benefits under the old vesting rules in effect prior to 1995, which required attainment of age 50, 15 years of service and eight years of service as a corporate vice president. If they continue in their current positions at their current levels of compensation and retire at age 60, the estimated total annual pension amounts from this plan for Messrs. Buhrmaster, Schmid, Jones, Fisher and Ms. Rautio would be $69,825, $21,437, $11,447, $62,956 and $38,800, respectively.

                               PERFORMANCE GRAPH

  Set forth below is a performance graph showing the company's total return to shareholders the last five fiscal years as compared to the S&P 500 Index and the S&P Miscellaneous Sub-Index, of which the company is part. The returns are based on an assumed investment of $100 on July 1, 1990, in the company's common stock and both of the indexes, with all dividends reinvested.




                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG [JOSTENS, INC.], S&P 500 INDEX AND PEER GROUP


Measurement Period            JOSTENS,         S&P
(Fiscal Year Covered)           INC.        500 INDEX    PEER GROUP
-------------------          ----------     ---------    ----------
Measurement Pt-
06/90                          $100           $100         $100
FYE 06/91                      $118           $107         $106
FYE 06/92                      $ 97           $122         $121
FYE 06/93                      $ 79           $138         $143
FYE 06/94                      $ 69           $140         $149
FYE 06/95                      $ 95           $177         $175

                  COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

  The company's executive officers and directors are required under the Securities and Exchange Act of 1934 to file reports of ownership and changes in ownership of common stock of the company with the Securities Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the company. Based solely on a review of the copies of the reports furnished to the company and written representations that no other reports were required, the company believes that all filing requirements applicable to executive officers and directors have been complied with except for: John L. Jones, Senior Vice President-Human Resources, and Antonio E.W. Sago, former Vice President and General Manager-Canada and U.S. Photo, each of whom filed a late Form 4 (statement of changes in beneficial ownership) reporting the acquisition of 1,500 and 250 shares, respectively.

                            APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Ernst & Young as independent auditors to examine the accounts of the company for the fiscal year ending June 30, 1996, and to perform other appropriate accounting services. Although it is not required to do so, the Board of Directors submits the appointment of Ernst & Young to the shareholders for ratification.

  The Board recommends a vote for ratification of Ernst & Young as independent auditors for the fiscal year ending June 30, 1996. Unless a contrary choice is specified, proxies solicited by the Board will be voted for ratification of Ernst & Young. If the appointment of Ernst & Young is not ratified, the Board of Directors will reconsider its appointment.

  The company has requested and expects representatives of Ernst & Young to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

                                 OTHER BUSINESS

  The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting, other than that described in this Proxy Statement. If, however, any other matters properly come before the meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the individual or individuals voting the proxies.

       SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING OF SHAREHOLDERS

  Shareholder proposals intended to be presented in the proxy materials relating to the 1996 Annual Meeting of Shareholders must be received by the company at its principal executive offices on or before May 25, 1996.

                                 MISCELLANEOUS

  THE COMPANY WILL FURNISH UPON WRITTEN CONSENT WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED JUNE 30, 1995, TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY AS OF SEPTEMBER 6, 1995. SUCH REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, JOSTENS, INC., 5501 NORMAN CENTER DRIVE, MINNEAPOLIS, MINNESOTA 55437.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Orville E. Fisher, Jr.
                                          Orville E. Fisher Jr., Secretary

September 21, 1995

                            YOUR VOTE IS IMPORTANT!

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY CARD AND RETURN IT PRIOR TO THE MEETING DATE IN THE ENCLOSED STAMPED ENVELOPE.

                              RECYCLED PAPER LOGO
               This Proxy Statement is printed on recycled paper.

                                 JOSTENS, INC.
                            5501 NORMAN CENTER DRIVE
                          MINNEAPOLIS, MINNESOTA 55437

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, revoking all prior proxies, hereby appoints Robert C. Buhrmaster and Orville E. Fisher, Jr., and each of them, as Proxies, each with the power to appoint his substitute and to act without the other, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Jostens, Inc. held of record by the undersigned on September 6, 1995, at the Annual Meeting of Shareholders of the Company to be held on October 26, 1995 or any adjournment thereof.

1. ELECTION OF DIRECTORS.

   [_] FOR all nominees listed below
   (except as marked to the contrary below).

   [_] WITHHOLD AUTHORITY to vote for all nominees listed below.

            Robert C. Buhrmaster, Jack W. Eugster (three year terms)
                        Robert P. Jensen (one year term)

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the space below)


-----------------------------------------------------------------------------

2. RATIFICATION OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1996.
                      FOR [_]   AGAINST [_]   ABSTAIN [_]

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


-----------------------------------------------------------------------------

                          (CONTINUED FROM OTHER SIDE)

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 2 ABOVE AND TO GRANT AUTHORITY TO VOTE FOR ALL NOMINEES NAMED IN ITEM 1 ABOVE.

  Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                           Dated: _______________________, 1995

                                           ------------------------------------

                                           ------------------------------------
                                                       (Signature)

                                           PLEASE MARK, SIGN, DATE AND PROMPTLY
                                           RETURN THE PROXY CARD PROMPTLY USING
                                           THE ENCLOSED ENVELOPE, WHICH REQUIRES
                                           NO POSTAGE IF MAILED IN THE UNITED
                                           STATES.